Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY NAME	STATE OF INCORPORATION OR OTHER JURISDICTION
Adeia Media Holdings LLC	Delaware
Adeia Imaging LLC	Delaware
Adeia Holdings Inc.	Delaware
Adeia Media LLC	Delaware
Adeia Media Solutions Inc.	Delaware
Adeia Technologies Inc.	Delaware
Adeia Guides Inc.	Delaware
Adeia Solutions LLC	Delaware
Adeia Publishing Inc.	Delaware
Adeia Euromedia Group Inc.	Delaware
Adeia Europe Limited	United Kingdom
Adeia Global Services S.a.r.l.	Luxembourg
Adeia Korea Co., Ltd.	Korea
Adeia Semiconductor Bonding Technologies Inc.	Delaware
Adeia Semiconductor Advanced Technologies Inc.	Delaware
Adeia Semiconductor Solutions LLC	Delaware
Adeia Semiconductor Inc.	Delaware
Adeia Semiconductor Intellectual Property LLC	Delaware
Adeia Semiconductor Technologies LLC	Delaware

The names of other subsidiaries are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.